SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2013 (July 27, 2013)

LOT78, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54816	26-2940624
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

65 Alfred Road

Studio 209

London W2 5EU

Phone: 00447801480109

 (Address, including zip code, and telephone number, including area code,

of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LOT78, INC.

Form 8-K

Current Report

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 27, 2013, Mr. Asgherali Gulamhussein (“Mr. Gulamhussein”) was appointed as a Director of the Company to serve until the next annual meeting of the shareholders and/or until his successor is duly appointed.

On August 9, 2013, the Company accepted the resignation of Mr. Oliver Amhurst (“Mr. Amhurst”) as the Chief Financial Officer of the Company. Mr. Amhurst shall remain in his positions as President, Chief Executive Officer, Secretary, Treasurer and a member of the Board of Directors of the Company. Mr. Amhurst’s resignation as Chief Financial Officer did not involve any disagreement with the Company.

On August 9, 2013, Mr. Gulamhussein was appointed as the Chief Financial Officer of the Company to serve until his successor is duly appointed.

The biography for Mr. Gulamhussein is set forth below:

ASGHERALI GULAMHUSSEIN. Mr. Gulamhussein has a strong background in finance and accounting having qualified as a Chartered Certified Accountant (ACCA) with KPMG in 1998 and admitted as a Fellow of the Association in 2003 (FCCA). From 1998 to 2001, Mr. Gulamhussein was in Audit & Accountancy with Alliotts and Andersons Moledina. In August 2001, Mr. Gulamhussein formed Oxford Care Homes Ltd., a care home company with an interest in giving care to the elderly in the United Kingdom. He was appointed as a Director of Oxford Care Homes Ltd. and still currently holds this post. In June 2005, Mr. Gulamhussein helped set up Anio Ltd (now Lot78 UK Ltd) and provided bookkeeping and accounting services to the company. He was instrumental in providing the financial information to the Directors and Shareholders on an annual basis and guided the company through the Share Exchange Agreement with Lot78 Inc. during 2012 and 2013.  The Board of Directors of the Company appointed Mr. Gulamhussein as a Director of the Company based on the belief that his financial and accounting knowledge, together with knowledge of the Company and business, having being involved with it from the inception stage, would be a valuable asset to the Company.

Family Relationships

There is no family relationship between Mr. Gulamhussein and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOT78, INC.
Date: August 12, 2013	By: /s/ Oliver Amhurst
Oliver Amhurst
President and Chief Executive Officer